UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

CoStar Group, Inc.
(Exact name of registrant as specified in its charter)

0-24531
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	52-2091509 (I.R.S. Employer Identification No.)

1331 L Street, NW, Washington, DC 20005
(Address of principal executive offices, including zip code)

(202) 346-6500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On January 31, 2012, pursuant to the terms of the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of April 27, 2011, among CoStar Group, Inc. (“CoStar” or the “Company”), Lonestar Acquisition Sub, Inc., a wholly-owned subsidiary of CoStar, and LoopNet, Inc. (“LoopNet”), the date after which either of the Company or LoopNet may individually elect to terminate the Merger Agreement (the “End Date” as defined therein) was mutually extended to 11:59 PM, New York City time on April 30, 2012, as contemplated by the Merger Agreement.

As previously disclosed on January 3, 2012, CoStar and LoopNet have voluntarily agreed to extend the waiting period imposed by the Hart-Scott-Rodino Act (the “HSR Act”) on a 45-day rolling basis to allow them to engage in discussions with the U.S. Federal Trade Commission (“FTC”) to determine whether there is a possible basis for, and to discuss the possible terms of, a mutually acceptable consent order that would allow the merger to close.  If either the Company and LoopNet, on the one hand, or the FTC Staff, on the other hand, believe that discussions towards a possible consent order are no longer moving forward productively, either may trigger commencement of the 45-day period, in writing, after the expiration of which the waiting period imposed by the HSR Act will expire, unless extended voluntarily by the parties or terminated sooner by the FTC.

While the parties have not yet reached agreement on the terms of such a consent order, and there can be no assurance that such agreement will be reached in a timely manner or at all, as of the date hereof such discussions are ongoing and neither the Company and LoopNet, on the one hand, nor the FTC Staff, on the other hand, has triggered commencement of the 45-day period.  The Company remains committed to working with the FTC as it conducts its review of the merger.  Completion of the merger remains subject to the expiration or termination of the waiting period under the HSR Act and other customary closing conditions.

Cautionary Statements Regarding Forward-Looking Statements.

This Current Report on Form 8-K and the information incorporated by reference herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the timing of the merger, the companies’ plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and LoopNet and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the possibility that the FTC will request additional extensions to the waiting period imposed by the HSR Act; the possibility that the Company, LoopNet and the FTC cannot reach a mutually acceptable resolution in a timely manner or at all; the possibility that conditions, divestitures or changes relating to the operations or assets of LoopNet and CoStar will be required to obtain required governmental clearances or approvals; the possibility that the merger does not close, including, but not limited to, due to the failure to obtain governmental clearances or approvals; the risk that the net proceeds of the June 2011 equity offering will not be used to fund cash consideration for the LoopNet acquisition; the risk that expected cost savings or other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the merger may be greater than expected; and failure to obtain any required financing on favorable terms. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and LoopNet’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, each filed with the SEC, including in the “Risk Factors” section of each of these filings, and each company’s other filings with the SEC available at the SEC’s website (www.sec.gov). Neither CoStar nor LoopNet undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information.

In connection with the proposed acquisition of LoopNet, CoStar filed with the SEC, and the SEC declared effective, a Registration Statement on Form S-4 that included a preliminary proxy statement of LoopNet that also constituted a preliminary prospectus of CoStar. On June 7, 2011, CoStar filed a final prospectus and LoopNet filed a definitive proxy statement and LoopNet began mailing the proxy statement/prospectus to LoopNet stockholders, who approved the proposed transaction on July 11, 2011.  Investors and security holders are encouraged to read these materials as well as any other relevant documents filed with the SEC regarding the proposed transaction, because they contain important information regarding the proposed transaction. Copies of all documents filed with the SEC regarding the proposed transaction, including the proxy statement/prospectus, may be obtained free of charge at the SEC’s website, www.sec.gov. Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, from CoStar’s website, www.costar.com/Investors.aspx under the tab “SEC Filings” or from LoopNet’s website, investor.loopnet.com, under the tab “Investor Relations.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 31, 2012	COSTAR GROUP, INC.
By: /s/ Brian Radecki
Name: Brian Radecki
Title: Chief Financial Officer